Certain identified information has been omitted because the omitted information is (i) not material and (ii) would likely cause competitive harm to OncoCyte Corporation if publicly disclosed. Omitted portions of this exhibit are marked [**].

Execution Copy

Development Agreement

This Development Agreement (“Agreement”), dated and effective as of September 30, 2019 (the “Effective Date”), is by and between Razor Genomics Inc., a Delaware corporation (“Razor”), OncoCyte Corporation, a California corporation (“OncoCyte”), and Encore Clinical, Inc., a Delaware corporation (“Encore”) (each of Razor, OncoCyte, and Encore, collectively, the “Parties,” or each, individually, a “Party”).

Preamble

WHEREAS, the Parties are parties to that certain Subscription and Stock Purchase Agreement, dated as of September 4, 2019 (the “SSPA”), pursuant to which (i) at the initial closing thereunder (the “Initial Closing”) (A) Razor agreed to purchase and redeem from Encore shares of Razor’s common stock constituting 14.29% of Razor’s outstanding equity on a fully-diluted basis and (B) Razor agreed to sell to OncoCyte a number of newly issued shares of Razor preferred stock, constituting 25% of Razor’s outstanding equity on a fully-diluted basis (after giving effect to the redemption), and (ii) after the Initial Closing, at such times and subject to such conditions as set forth in the SSPA, including the exercise of OncoCyte’s purchase option thereunder, Encore agreed to sell and transfer to OncoCyte the remaining shares of Razor equity owned by Encore (the consummation of such transaction, the “Second Closing”);

WHEREAS, Razor owns and/or has all worldwide licensed rights in certain intellectual property rights pertaining to lung cancer prognostic assays (“Razor Assay”);

WHEREAS, each of Razor, OncoCyte, and Encore shall jointly conduct and assume the operational, financial and management control of prospective clinical trials pertaining to the Razor Assay (“Clinical Trials”);

WHEREAS, Razor and OncoCyte have the right, duty, and obligation to commercialize and sell the Razor Assay; and

WHEREAS, Encore is a former licensee of the intellectual property rights in the Razor Assay.

NOW, THEREFORE, in consideration of the mutual covenants and terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. For purposes of this Agreement, any capitalized term used but not defined herein will have the meaning ascribed to such term in the SSPA.

2. Consulting Agreement. At or prior to the Initial Closing, Encore will enter into a consulting agreement with OncoCyte, in form and substance reasonably acceptable to Encore and OncoCyte (the “Consulting Agreement”), pursuant to which Encore, through its personnel, will provide consulting services to or on behalf of OncoCyte in support of the completion of the Clinical Trial and the commercialization of the Razor Assay and with respect to such other matters with respect to Razor’s business as reasonably requested by OncoCyte (collectively, the “Services”). Under the Consulting Agreement, Encore will use its reasonable efforts to timely provide Services as reasonably requested by OncoCyte. The Consulting Agreement will have a four (4) year term. Compensation paid by OncoCyte to Encore under the Consulting Agreement for provision of the Services will be equal to $500,000 per year in aggregate, paid monthly in arrears, with such compensation being paid in cash for the first year of the term of the Consulting Agreement and either in cash or, at OncoCyte’s sole election, in a combination of cash and shares of Buyer Common Stock in the second through fourth years of the term of the Consulting Agreement, with no more than [**] of the compensation being paid in shares of Buyer Common Stock during the second year and no more than [**] of the compensation being paid in shares of Buyer Common Stock during the third and fourth years (with any shares of Buyer Common Stock valued at the Buyer Common Stock Price). The compensation under the Consulting Agreement will constitute all of the amounts payable for any Services provided by Encore in connection with the Development Agreement or the License Agreement to be entered into by the Parties in connection with the SSPA (but excluding fees payable under the Laboratory Agreement and any fees payable to Encore based on the Approved Budgets for the Clinical Trial.

3. Steering Committee. Planning and execution of the Clinical Trial will be overseen by a joint steering committee (the “Steering Committee”) to be formed prior to the Initial Closing and to be made up of two representatives appointed by OncoCyte and two representatives appointed by Encore prior to the Initial Closing; provided, that after the Initial Closing, either of OncoCyte or Encore may replace any representative designated by such Party by providing written notice thereof to the other. Subject to Section 4 below, the Steering Committee shall have full decision-making authority for the duration of the Clinical Trial for all design, execution, and termination of the Clinical Trial for any reason prior to completion, with any recommendations, determinations, decisions or actions of the Steering Committee being made based on simple member majority approval. In the event that a majority cannot be reached on any given element of Clinical Trial design, execution or termination, with the exception of any budget approvals or expenditures as stipulated in Section 4 below or any publication approvals in Section 8 below, one of the Steering Committee representatives appointed by Encore will make the final decision with regard to said element. Notwithstanding the foregoing, Razor will end the Clinical Trial if the FDA or another Governmental Authority (including any quasi-governmental or certifying board or authority, such as the Institutional Review Board) requires or recommends the termination of the Clinical Trial (a “Trial Regulatory Termination”). For the avoidance of doubt, any Trial Regulatory Termination shall not constitute a breach by any Party for purposes of this Agreement.

4. Budget. Prior to the Initial Closing, the Steering Committee will agree upon and approve by majority vote of the members the design and total budget for the expenses and liabilities for the entire Clinical Trial, broken out by month and year (such agreed upon budget, as it may be amended, the “Approved Total Budget”) and an annual budget for the Clinical Trial expenses and liabilities for the upcoming year, broken out by month (such agreed upon budget, as it may be amended, the “Approved Initial Annual Budget”). Each year after the Initial Closing (promptly prior to the applicable anniversary of the Initial Closing), the Steering Committee will agree upon and approve by majority vote of the members an annual budget for the Clinical Trial expenses and liabilities for the upcoming year, broken out by month (such agreed upon budget, as it may be amended, an “Approved Subsequent Annual Budget” and, any Approved Subsequent Annual Budget or Approved Initial Annual Budget, as applicable, an “Approved Annual Budget”, and the Approved Annual Budgets and the Approved Total Budget, collectively, the “Approved Budgets”). In the event that the Steering Committee cannot achieve majority member approval of an Approved Subsequent Annual Budget, the Approved Total Budget will continue for such year until the new Approved Subsequent Annual Budget is approved by a majority of the Steering Committee. At the end of each quarter, the Steering Committee will meet to review and discuss Razor’s expenditures and liabilities incurred for the Clinical Trial under the Approved Annual Budget then in effect and the Approved Total Budget, and consider in good faith any potential amendments for the remaining quarters of the Approved Annual Budget and the remaining periods of the Approved Total Budget (provided, that no changes to an Approved Budget will be made without majority approval of the members of the Steering Committee). Without the prior approval (by a majority of the members) of the Steering Committee, Razor will not incur or pay any expenses or liabilities in connection with the Clinical Trial (a) in excess of [**] of the aggregate amount under any Approved Budget then in effect or (b) [**] of the amount for any aggregate line item (based on nature of cost) under any Approved Budget then in effect.

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5. Clinical Trial Reserve; Funding of Clinical Trial by OncoCyte.

5.1 Four Million U.S. Dollars ($4,000,000) of the proceeds paid to Razor in the Subscription (the “Clinical Trial Expense Reserve”) will be set aside and used solely towards the completion of the Clinical Trial, with the Clinical Trial Expense Reserve being used solely for Clinical Trial expenses that are incurred after the Initial Closing in accordance with the Approved Budgets (and for the avoidance of doubt, excluding any amounts previously advanced by OncoCyte to Razor as documented pursuant to the Secured Note). With the exceptions of (i) up to [**] of costs related to renewing or maintaining the Clinical Trial’s electronic data capture system and/or biostatistics support and (ii) the out-of-pocket costs relating to planned meetings with key investigators at the World Conference on Lung Cancer in Barcelona on September 7-9, 2019 (clauses (i) and (ii) together, the “Permitted Pre-Closing Clinical Trial Expenses”), any existing Clinical Trial expenses or other liabilities that are or have been incurred prior to the Effective Date (“Pre-Closing Clinical Trial Expenses”) will be borne and paid by Razor using funds other than the Clinical Trial Expense Reserve, and OncoCyte will have no liability for any Pre-Closing Clinical Trial Expenses.

5.2 All expenses for the Clinical Trial through completion of the Clinical Trial (other than Pre-Closing Clinical Trial Expenses) in excess of the Clinical Trial Expense Reserve up to the total Approved Budgets as determined by the Steering Committee will be paid directly by OncoCyte on behalf of Razor.

6. Other Payments.

6.1 Upon the Initial Closing, OncoCyte will pay One Million U.S. Dollars ($1,000,000) in cash to Encore for having achieved a positive draft local coverage decision from the Centers for Medicare and Medicaid Services Molecular Diagnostic Services Program (“CMS/MolDX”), by wire transfer in immediately available funds to such account or accounts as designated by Encore or by delivery of a certified or bank cashier’s check payable to, or upon the order of, Encore.

6.2 In the event of a final positive local coverage decision from CMS/MolDx within twelve (12) months after the Initial Closing, OncoCyte will promptly thereafter pay Four Million U.S. Dollars ($4,000,000) in cash to Encore, by wire transfer in immediately available funds to such account or accounts as designated by Encore or by delivery of a certified or bank cashier’s check payable to, or upon the order of, Encore.

6.3 If within [**] after the Initial Closing, Encore is substantially responsible for obtaining funding to OncoCyte or Razor from a pharmaceutical company for the Clinical Trial, OncoCyte or Razor, as applicable, will pay Encore [**] of the amount actually received from such a pharmaceutical company within [**] after receipt, by wire transfer in immediately available funds to such account or accounts as designated by Encore or by delivery of a certified or bank cashier’s check payable to, or upon the order of, Encore; provided, that if such pharmaceutical company is the company set forth on Schedule 6.3 hereto or its subsidiaries (the “Identified Pharma Company”), and within [**] after the Initial Closing the Identified Pharma Company provides funding for the Clinical Trial to OncoCyte or Razor, OncoCyte or Razor will pay [**] of the amount received to Encore within [**] after receipt, with the total payments to Encore with respect to any funding from the Identified Pharma Company not to exceed Three Million U.S. Dollars ($3,000,000), irrespective of the total amount paid by the Identified Pharma Company.

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6.4 Upon completion of enrollment in the Clinical Trial for the full number of patients thereunder (currently estimated to be [**], subject to the determination of the Steering Committee prior to the Initial Closing), OncoCyte shall issue to the Company Holders (as defined in the SPA) shares of Buyer Common Stock equal in value to Three Million U.S. Dollars ($3,000,000), with each share of OncoCyte Common Stock valued at the Buyer Common Stock Price as of the date of issuance; provided, that (i) if Buyer would be required by this Section 6.4 (together with any shares of Buyer Common Stock issuable to Company Holders under the SSPA or under the Minority Holder Purchase Agreements) to issue to the Company Holders more than 19.99% of the issued and outstanding shares of Buyer Common Stock or the outstanding voting power of OncoCyte, in either case as of the date of the SSPA, prior to giving effect to such issuance, or if such issuance would otherwise require the approval of OncoCyte’s stockholders pursuant to the rules and regulations of the NYSE American or other applicable law, regulation or rule, then OncoCyte, at its sole election, may deliver cash in lieu of shares of Buyer Common Stock to the extent that such cash delivery avoids requiring OncoCyte shareholder approval; and (ii) no fractional shares of Buyer Common Stock will be issued by OncoCyte and any fractional numbers will be rounded down to the nearest whole share and any fractional amount will instead be paid by OncoCyte in cash. The payments to the Company Holders under this Section 6.4 shall be allocated among the Company Holders on a pro rata basis based on (i) prior to the Second Closing, the shares of Razor owned by each such Company Holder at such time and (ii) at or after the Second Closing, the Purchased Shares (as defined in the SSPA) sold to OncoCyte under the SSPA and the Minority Holder Purchase Agreements.

7. CLIA Laboratory Costs for Clinical Trial. As set forth in the License Agreement, OncoCyte will assume all costs under Razor’s Laboratory Agreement with Encore (as amended, including at the Initial Closing, the “Laboratory Agreement”) associated with the operation of Razor’s CLIA laboratory incurred for periods from and after the Initial Closing in accordance, including the provision of the Razor Assay for the Clinical Trial.

8. Clinical Trials IP. To the extent permitted under the terms of the Amended and Restated Exclusive License Agreement for Gene-Based Assays for Cancer Diagnosis and Prognosis, dated as of February 15, 2018, by and between the Regents of the University of California, acting through the University of California, San Francisco Office of Technology Management, and Razor (as amended, the “UCSF License”), all of the intellectual property rights to the Clinical Trial, including any new inventions, improvements or discoveries (the “New IP”), will be jointly owned by Razor and OncoCyte. Information and data regarding the Clinical Trial and its results may not be published, distributed or otherwise disclosed without the prior approval of the Steering Committee (by majority of the members).

9. Provision of Personnel, Materials and Services in Connection with the Clinical Trial.

9.1 OncoCyte may provide certain of its personnel to perform work in connection with the Clinical Trial, as well as capital expenditures and materials, and, with prior written approval by Razor on a case-by-case basis (not to be unreasonably withheld, delayed or conditioned) or otherwise to the extent set forth in an Approved Budget then in effect, will be permitted to charge Razor for such services, capital expenditures and materials based on internal fully burdened costs and activity driver allocations at cost (plus a potential markup if required to do so for tax purposes).

9.2 Encore may be contracted by Razor or OncoCyte to provide personnel, materials or services to the Clinical Trial beyond the provision of the Razor Assay (as set forth in the Laboratory Agreement) and the Services, such additional personnel, materials and services to be expressly designated in the Approved Budget then in effect as extending beyond costs covered by the Laboratory Agreement and the Consulting Agreement.

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9.3 Any decisions to hire a third party service provider to provide services in connection with the Clinical Trial will be made by the Steering Committee.

10. Compliance with Laws; Insurance.

10.1 Each Party shall comply and shall ensure that its employees, agents, and independent contractors (including subcontractors) comply with all applicable Laws in the exercise of its rights and performance of its obligations under this Agreement.

10.2 Each Party will maintain reasonable and necessary insurance, including Clinical Trial insurance by Razor, the cost of said Clinical Trial insurance for periods after the Initial Closing to be included in the Approved Budgets and to be paid for either by the Clinical Trial Expense Reserve or OncoCyte in accordance with Section 5 above.

11. Termination.

11.1 This Agreement can be terminated as follows:

(a) by mutual written consent of OncoCyte, Razor and Encore;

(b) by either OncoCyte or Encore, by providing written notice thereof to the other Parties, if the Clinical Trial is ended by either the Steering Committee or a Trial Regulatory Termination, in either case, prior to completion;

(c) by OncoCyte by providing written notice thereof to the other Parties, if there has been a material breach or violation by Encore or, prior to the Second Closing, Razor of their respective representations, warranties, covenants or agreements under this Agreement, the License Agreement, the Consulting Agreement or the Laboratory Agreement and such breach or violation is not cured within [**] after written notice of such breach or violation is provided by OncoCyte to Encore;

(d) by Encore by providing written notice thereof to the other Parties, if there has been a material breach or violation by OncoCyte of its representations, warranties, covenants or agreements under this Agreement, the License Agreement, the Consulting Agreement or the Laboratory Agreement and such breach or violation is not cured within [**] after written notice of such breach or violation is provided by Encore to OncoCyte; or

(e) by Encore by providing written notice thereof to the other Parties, if the Second Closing Milestone is achieved under the SSPA, but OncoCyte fails to complete the Second Closing (as contemplated by the SSPA) as a result of the cancellation of the Second Closing Purchase Option under Section 4.5(d) of the SSPA.

11.2 In the event of the termination of this Agreement, the obligations of the Parties under this Agreement will become null and void, and there shall be no further liability or obligation on the part of any Party or any of their respective Representatives hereunder. Notwithstanding anything herein to the contrary, no termination of this Agreement shall affect (i) any obligations of the parties under Sections 2, 3, 4, 5, 8, 13, 15 and this Section 11, which shall survive any termination of this Agreement (provided, that Sections 2, 3, 4 and 5 shall not survive any termination pursuant to Section 11.1(b) above) or (ii) any Liability of a Party for a willful breach or violation of this Agreement or any Fraud Claim against such Party, in either case, prior to such termination.

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12. [Reserved]

13. Confidentiality.

13.1 Each Party acknowledges that it may receive or gain access to the other Party’s non-public proprietary or confidential information (including any confidential information of third parties where such other Party has an obligation of confidentiality with respect thereto, “Confidential Information”) in pursuit of the Clinical Trials. Except as provided in Section 13.2 or otherwise agreed in writing by the Parties, each Party, as the receiving party of the other Parties’ Confidential Information (the “Recipient”), shall: (a) use at least the same standard of care to protect and safeguard the confidentiality of the Confidential Information of the disclosing party (the “Discloser”) as the Recipient uses to protect its own Confidential Information (but no less than reasonable care); and (b) not use or disclose, nor permit to be used or accessed, the Discloser’s Confidential Information for any purpose other than to exercise the Recipient’s rights or perform its obligations under this Agreement.

13.2 Notwithstanding the foregoing obligations of confidentiality and restrictions on use, the Recipient may disclose the Discloser’s Confidential Information: (a) to the Recipient’s Representatives who (i) have a need to know such Confidential Information to assist the Recipient or act on its behalf in exercising the Recipient’s rights or performing its obligations under this Agreement; and (ii) are bound by written agreements containing confidentiality and non-disclosure obligations generally at least as restrictive as those set forth in this Section 13; provided that the receiving Party shall ensure compliance with, and be liable for any breach of this Section by any such employees, agents, or independent contractors; (b) as required by applicable Law or the rules or regulations of the SEC or any applicable securities exchange, in which case the Recipient shall use commercially reasonable efforts to allow the Discloser reasonable time to comment on any such disclosure, and arrange for any required filing with respect to, such disclosure, release or announcement in advance of such issuance; or (c) to actual or prospective acquirers, licensees (including sublicensees), investors, lenders, and other financial or commercial partners (and to their respective advisors, agents, and representatives), including any pharmaceutical company as contemplated by Section 6.3, to the extent reasonably necessary for evaluating or carrying out the objectives of this Agreement, in each case under written obligations of confidentiality and non-disclosure at least as restrictive as those set forth in this Section 13.

14. Mutual Representations and Warranties. Each Party represents and warrants to the other Parties that: (a) it is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of incorporation or organization, and has the full power and authority to enter into this Agreement and to perform its obligations hereunder; (b) the execution of this Agreement by such Party’s representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of such Party; (c) when executed and delivered by such Party, this Agreement constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms; and (d) the execution, delivery, and performance of this Agreement by such Party does not violate, conflict with, require consent under, or result in any breach of or default under (i) any applicable Law or (ii) the provisions of any contract, instrument, or understanding to which it is a party or by which it is bound, including with respect to the Company, the UCSF License.

15. Miscellaneous

15.1 Limitation of Liability. To the fullest extent permitted by applicable law, no Party will be liable to the other Parties under this Agreement for any consequential, incidental, indirect, exemplary, special, punitive, or enhanced damages, or for any loss of actual or anticipated profits (regardless of how these are classified as damages), whether arising out of breach of contract, tort (including negligence or strict liability), statute, or otherwise (including the entry into, performance, or breach of this Agreement), regardless of whether such damage was foreseeable and whether either party has been advised of the possibility of such damages. The foregoing limitations do not apply to losses arising out of or relating to the gross negligence or willful misconduct of a party or any of its sublicensees or subcontractors in performing under this Agreement.

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15.2 Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 15.2) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 15.2. A Party must, in the first instance, provide written notice of any Disputes to the other Parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The Parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) days of the notice of such Dispute being received by such other Parties subject to such Dispute; the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the American Arbitration Association (the “AAA”). Any Party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each Party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under clinical trial development agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the Parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of Delaware. Time is of the essence. Each Party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within ten (10) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any Party to do, or to refrain from doing, anything consistent with this Agreement, the SSPA, the other Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant Party (or Parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in the State of California, and the language of the arbitration shall be English.

15.3 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to its choice of law principles). Subject to Section 15.2, for purposes of any Action arising out of or in connection with this Agreement or any transaction contemplated hereby or thereby, each of the Parties (a) irrevocably submits to the exclusive jurisdiction and venue of any state or federal court located in the State of California (and any appellate courts thereof), (b) agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 15.6 shall be effective service of process for any Action with respect to any matters to which it has submitted to jurisdiction in this Section 15.3, and (c) waives and covenants not to assert or plead, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of such court, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such Action. The Parties hereby knowingly, voluntarily and intentionally waive the right any may have to a trial by jury in respect to any litigation based hereon, or arising out of, under, or in connection with this Agreement and any agreement contemplated to be executed in connection herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any Party in connection with such agreements.

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15.4 Remedies. Except as specifically set forth in this Agreement, any Party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies which such Party may have been granted at any time under any other contract or agreement and all of the rights which such Party may have under any applicable Law. Except as specifically set forth in this Agreement, any such Party will be entitled to (a) seek to enforce such rights specifically, without posting a bond or other security or proving damages or that monetary damages would be inadequate, (b) to recover damages by reason of a breach of any provision of this Agreement and (c) to exercise all other rights granted by applicable Law. The exercise of any remedy by a Party will not preclude the exercise of any other remedy by such Party.

15.5 Further Assurances. Each Party shall, upon the reasonable request of another Party, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement.

15.6 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person or by courier or a courier service, (ii) on the date of transmission if sent by facsimile or email (with affirmative confirmation of receipt, and provided, that the party providing notice shall within two (2) Business Days provide notice by another method under this Section 15.6) or (iii) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

If to Encore or, at or prior to the Second Closing, Razor, to: Razor Genomics Inc. 150 N. Hill Drive, Suite 14 Brisbane, CA 94005 Attn: Michael Mann, CEO Telephone No: [**] Email: [**]	with a copy (which will not constitute notice) to: Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025 Attn: Benjamin A. Potter, Esq. Facsimile No.: [**] Telephone No: [**] Email: [**]

If to Oncocyte or, after the Second Closing, Razor, to: OncoCyte Corporation 1010 Atlantic Avenue, Suite 102 Alameda, California 94501 Attn: Albert P. Parker, COO Telephone No: [**] Email: [**]

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Attn: Matthew A. Gray, Esq.;

Robert Charron, Esq.

Facsimile No.: [**]

Telephone No.: [**]

Email: [**]

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

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15.7 Interpretation. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” will be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections and Schedules refer to the Sections of and Schedules attached to this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement is to be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

15.8 Entire Agreement. This Agreement, together with any other documents referenced or incorporated herein by reference (including the SSPA, the License Agreement and the Consulting Agreement) and all related schedules, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

15.9 Assignment; Third Party Beneficiaries. This Agreement may not be assigned by any Party without the prior written consent of the other Parties hereto, and any attempted assignment in violation of this Section 15.9 will be null and void ab initio; provided, however, that upon or after the Second Closing, each of OncoCyte and Razor may assign its rights and obligations hereunder: (i) to any Affiliate of such Party, as applicable (provided, that such assigning Party shall remain primarily responsible for its obligations hereunder); (ii) to any Person acquiring all or substantially all of the assets of OncoCyte and its Subsidiaries taken as a whole or all or substantially all of the assets of Razor and its Subsidiaries taken as a whole or a majority of the outstanding equity securities of OncoCyte or Razor (whether by stock purchase, merger, consolidation or otherwise); provided, that the assignee expressly assumes the obligations of OncoCyte or Razor, as applicable, hereunder; or (iii) as security to any Person providing debt financing to OncoCyte or its Affiliates for any of the transactions contemplated by the SSPA or this Agreement. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of each Party. This Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and permitted assigns, any legal or equitable rights hereunder. Without limiting the foregoing, the Minority Holders shall not have any right hereunder to make any claims against OncoCyte with respect to Section 6.4.

15.10 Amendment; Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each of the Parties. No waiver by any Party of any of the provisions hereof will be effective unless expressly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

15.11 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

15.12 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

{Remainder of Page Left Blank; Signature Page Follows}

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IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

OncoCyte:

ONCOCYTE CORPORATION

By:	/s/ Ron A. Andrews
Name:	Ron A. Andrews
Title:	President and Chief Executive Officer

Encore:

ENCORE CLINICAL, INC.

By:	/s/ Michael Mann
Name:	Michael Mann
Title:	Chief Executive Officer

Razor:

RAZOR GENOMICS INC.

By:	/s/ Michael Mann
Name:	Michael Mann
Title:	Chief Executive Officer

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Schedule 6.3

Identified Pharma Company

[**]

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